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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)*

--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Anadigics Inc
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   32515 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 11 January 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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|CUSIP No.  32515 10 8                                                         |
--------------------------------------------------------------------------------
1.  Names of Reporting Person

Man Investments AG

      I.R.S. Identification Nos. of above persons (entities only)
N/A for a foreign person
--------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)


(a) / /

(b) /x/
--------------------------------------------------------------------------------
3. SEC Use Only

--------------------------------------------------------------------------------
4. Citizenship or Place of Organization:

Switzerland
--------------------------------------------------------------------------------
Number of     |5. Sole Voting Power:                                           |
Shares        |----------------------------------------------------------------|
Beneficially |N/A fund of fund investment, underlying investment manager votes| Owned by |----------------------------------------------------------------|
Each          |6. Shared Voting Power:                                         |
Reporting     |----------------------------------------------------------------|
Person With   |N/A fund of fund investment, underlying investment manager votes|
              |----------------------------------------------------------------|
              |7. Sole Dispositive Power:                                      |
              |----------------------------------------------------------------|
              |N/A fund of fund investment, underlying investment manager      |
              |disposes                                                        |
              |----------------------------------------------------------------|
              |8. Shared Dispositive Power:                                    |
              |----------------------------------------------------------------|
              |N/A fund of fund investment, underlying investment manager      |
              |disposes                                                        |
-------------------------------------------------------------------------------
9. Aggregate Amount Beneficially Owned by Each Reporting Person.

3,040,581
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

5.0%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IA

OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
|CUSIP No.  32515 10 8                                                         |
--------------------------------------------------------------------------------


ITEM 1.

(a) Name of Issuer:

Anadigics Inc

(b) Address of Issuer's Principal Executive Offices:

141 Mount Bethel Road, Warren, New Jersey 07059 USA

ITEM 2.

(a) Name of Person Filing:

Man Investments AG

(b) Address of Principal Business Office or, if none, Residence:

Etzelstrasse 27, PO Box 349, 8808 Pf{a`}ffilon SZ, Switzerland

(c) Citizenship

Switzerland

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number:

32515 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO {section}{section}240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: N/A

(a)  Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)  Insurance company as defined in section 3(a)(19) of the Act
     (15 U.S.C. 78c).
(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)  An investment adviser in accordance with (ss)240.13d-1(b)(1)(ii)(E);
(f)  An employee benefit plan or endowment fund in accordance with
     (ss)240.13d-1(b)(1)(ii)(F);
(g)  A parent holding company or control person in accordance with
     (ss)240.13d-1(b)(1)(ii)(G);
(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (15 U.S.C. 80a-3);
(j) Group, in accordance with {section}240.13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------
|CUSIP NO.  32515 10 8                                                         |
--------------------------------------------------------------------------------


ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

3,040,581

(b) Percent of class:

5.0%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote.

N/A fund of fund investment, underlying investment manager votes

(ii) Shared power to vote or to direct the vote.

N/A fund of fund investment, underlying investment manager votes

(iii) Sole power to dispose or to direct the disposition of.

N/A fund of fund investment, underlying investment manager disposes

(iv) Shared power to dispose or to direct the disposition of.

N/A fund of fund investment, underlying investment manager disposes


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

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|CUSIP NO.32515 10 8                                                           |
--------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 13, 2008



By:    Man Investments AG*



*By:  /s/ Trayne S. Wheeler
      ----------------------------------------
       Trayne S. Wheeler, by Power of Attorney